As filed with the Securities and Exchange Commission dated September 12, 1996

                                                  Registration No. ____________


- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                             ----------------------

           F I D E L I T Y   N A T I O N A L   C O R P O R A T I O N
               (Exact name of issuer as specified in its charter)



              Georgia                                 58-1416811
      (State of Incorporation)            (I.R.S. Employee Identification No.)


        160 Clairemont Avenue                           30030
          Decatur, Georgia                            (Zip Code)
(Address of Principal Executive Offices)


                                  ----------

                          Employee Stock Purchase Plan
                            (Full title of the Plan)

                             Ugo F. Ippolito, Esq.
                     Glass, McCullough, Sherrill & Harrold
                          1409 Peachtree Street, N.E.
                             Atlanta, Georgia 30309
                    (Name and address of agent for service)

                                 (404) 885-6705
         (Telephone number, including area code, of agent for service)

- -------------------------------------------------------------------------------

                        Calculation of Registration Fee


- -----------------------------------------------------------------------------------------------------------------------
                                                     Proposed maximum        Proposed maximum
  Title of securities to       Amount to be         offering price per      aggregate offering          Amount of
       be registered          registered (1)            share (2)               price (2)          Registration Fee (2)
- -----------------------------------------------------------------------------------------------------------------------
 Common Stock, without
 stated value                     500,000                $12.9375               $6,468,750              $2,230.60


(1) The shares of Common Stock to be registered represent shares of Common Stock which may be acquired by Participants in the Corporation's Employee Stock Purchase Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee on the basis of the average of the high and low quoted selling prices of the Common Stock, as reported on the NASDAQ National Market System on September 10, 1996.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by Fidelity National Corporation ("Corporation") with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and

         3. The description of the Corporation's Common Stock which is contained in its Registration Statement filed on Form 10, dated August 27, 1993 and all amendments and reports filed for the purpose of updating that description.

         All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("1934 Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in the Registration Statement and to be a part of this Registration Statement from the date of the filing of such documents.


ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The legality of the shares of Common Stock offered hereby has been passed upon for the Corporation by Glass, McCullough, Sherrill & Harrold, 1409 Peachtree Street, N.E., Atlanta, Georgia 30309, counsel to the Corporation. Phillip Shinall, a partner in the law firm, is a director of the Corporation and one of its affiliates. He beneficially owns 8,492 shares of Common Stock. Another partner in the firm owns 500 shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 14-2-851 of the Georgia Business Corporation Code provides for the indemnification of directors of the Corporation for liability and expenses incurred by them in connection with any civil, criminal or administrative claim or proceeding in which they may become involved by reason of being a director of the Corporation or by service, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of other companies in which the Corporation is a shareholder, creditor, or is otherwise interested. The Section applies to both civil and criminal actions (including civil actions brought as derivative actions by or in the right of the Corporation) and permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to the best interest of the Corporation and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If the required standard of conduct is met, indemnification may include attorneys' fees, reasonable disbursements of the director or officer, judgments, fines, penalties or settlement payments. Directors who are successful with respect to any claim against them are entitled to indemnification as of right. On the other hand, if the charges made in any action are sustained, either the Board of Directors, acting by a majority of disinterested members, independent legal counsel or the holders of a majority of the disinterested stockholders entitled to vote can indemnify a director if they find that the required standard of conduct has been met and the director was not adjudged liable to the corporation nor improperly received a personal benefit. If, in an action brought by or in the right of the Corporation, the director is adjudged to be liable for negligence or misconduct in the performance of his duty, a court in view of all the relevant circumstances can order indemnification for reasonable expenses incurred, unless the Corporation's articles of incorporation state otherwise. The shareholders themselves, by a majority of the votes entitled to be cast, can indemnify a director who does not meet the standards set forth in Section 14-2-851. Section 14-2-856 provides for such shareholder indemnification unless the director or officer is adjudged liable to the corporation for the appropriation of a corporate business opportunity, for acts or omissions which involve intentional misconduct or a knowing violation of law, for unlawful distributions of corporate assets, or for any transaction from which he received an improper personal benefit.

         Section 14-2-857 of the Georgia Business Corporation Code provides for the indemnification of officers of the Corporation (unless the articles of incorporation state otherwise) for reasonable expenses to the extent that the officer was successful, on the merits or otherwise, in the defense of any proceeding in which he was a party, or in defense of any claim, issue, or matter therein, because he is or was the officer of the Corporation. Unless the Corporation's articles of incorporation state otherwise, a court in view of all the relevant circumstances can order indemnification for reasonable expenses incurred. The Corporation may also provide for other methods of indemnification in its articles of incorporation, bylaws, general or specific action of its board of directors or contract. Officers who are also directors are limited to the indemnification provisions provided in the Georgia Business Corporation Code for directors.

         Article Eight of the Corporation's Bylaws provides for indemnification of directors and officers of the Corporation for liabilities and expenses incurred by them in connection with any civil, criminal or administrative claim or proceeding in which they may become involved by reason of being a director or officer of the Corporation or by serving at the request of the Corporation, as a director, officer, employee, or agent of other companies in which the Corporation is a shareholder or creditor or is otherwise interested. Indemnification applies both to civil and criminal actions (including civil actions brought as derivative actions by or in the right of the Corporation) and permits indemnification if the director or officer acted in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation and, in addition, in criminal actions, if he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include disbursements (including attorneys' fees) of the director or officer, judgments, fines, and settlement payments. Directors and officers who are successful with respect to any claim against them are entitled to indemnification as of right. On the other hand, if the charges made in any action are sustained, either the Board of Directors, acting by a majority of disinterested members, independent legal counsel or the holders of a majority of the stock entitled to vote will determine if the required standard of conduct has been met. If, in an action brought by or in the right of the Corporation, the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty, he will only be entitled to such indemnity as the court shall deem proper.

         The Corporation also maintains directors' and officers' liability insurance for the benefit of the Corporation and its directors and officers. The policy provides coverage for certain amounts paid as indemnification pursuant to the provisions of Georgia law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

    Exhibit
    Number                Description
    ------                -----------
     5.1                  Opinion of Counsel

     10.1                 Employee Stock Purchase Plan

     23.1                 Consent of Counsel (incorporated in Exhibit 5.1)

     23.2                 Consent of KPMG Peat Marwick LLP

     23.3                 Consent of Ernst & Young LLP

     24.1                 Powers of Attorney

ITEM 9.  UNDERTAKINGS

   1.    The undersigned Registrant hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration;

                 (b) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                 (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "1933 Act"), each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 12th day of September, 1996.



                                      FIDELITY NATIONAL CORPORATION



                                      By:/s/ James B. Miller, Jr.
                                         ------------------------------------
                                             James B. Miller, Jr.
                                             Chairman of the Board of Directors



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of September, 1996.

                       POWER OF ATTORNEY AND SIGNATURES

         Know all mean by these presents, that each person whose signature appears below constitutes and appoints James B. Miller, Jr. and M. Howard Griffith, Jr., or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                                            SIGNATURE                                                   TITLE
                                            ---------                                                   -----
/s/ James B. Miller, Jr.                                                           Chairman of the Board, President and Chief
- --------------------------------------------------------------                     Executive Officer (Principal Executive
                        James B. Miller, Jr.                                       Officer)


/s/ M. Howard Griffith, Jr.                                                        Chief Financial Officer (Principal
- --------------------------------------------------------------                     Financial and Accounting Officer)
                      M. Howard Griffith, Jr.


*James W. Anderson, Jr.                                                            Director
 -------------------------------------------------------------
                       James W. Anderson, Jr.

*Edward G. Bowen                                                                   Director
 -------------------------------------------------------------
                       Edward G. Bowen, M.D.

*Marvin C. Goldstein                                                               Director
 -------------------------------------------------------------
                     Marvin C. Goldstein, D.D.S

*Manning M. Pattillo, Jr.                                                          Director
 -------------------------------------------------------------
                  Manning M. Pattillo, Jr., Ph.D.

*Robert J. Rutland                                                                 Director
 -------------------------------------------------------------
                         Robert J. Rutland

*W. Clyde Shepherd, Jr.                                                            Director
 -------------------------------------------------------------
                       W. Clyde Shepherd, Jr.

*R. Phillip Shinall, III                                                           Director
 -------------------------------------------------------------
                      R. Phillip Shinall, III

*Rankin Smith, Jr.                                                                 Director
 -------------------------------------------------------------
                         Rankin Smith, Jr.

*By Power of Attorney

/s/M. Howard Griffith, Jr.
- --------------------------------------------------------------
  M. Howard Griffith, Jr.

                              INDEX TO EXHIBITS




                                                                                                             Sequentially
   Exhibit                                                                                                      Numbered
   Number                 Description                                                                            Page
  -------                 -----------                                                                        ------------
    5.1                   Opinion of Counsel                                                                    10

    10.1                  Employee Stock Purchase Plan                                                          11-16

    23.1                  Consent of Counsel (incorporated in Exhibit 5.1)                                      --

    23.2                  Consent of KPMG Peat Marwick LLP                                                      17

    23.3                  Consent of Ernst & Young LLP                                                          18

    24.1                  Powers of Attorney                                                                    19-26
